                            SCHEDULE 14C INFORMATION

                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934
                               (Amendment No. 1)


Check the appropriate box:

[X]    Preliminary Information Statement
[ ]    Confidential, for Use of the Commission Only (as permitted by Rule
         14c-5(d)(2))
[ ]    Definitive Information Statement

                          BRANDS SHOPPING NETWORK, INC.
                  (Name of Registrant as Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)  Title of each class of securities to which transaction applies: ___________

(2)  Aggregate number of securities to which transaction applies: ______________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): ______________________________

(4)  Proposed maximum aggregate value of transaction: __________________________

(5)  Total fee paid: ___________________________________________________________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid: ___________________________________________________

(2)  Form, Schedule or Registration Statement No.: _____________________________

(3)  Filing Party: _____________________________________________________________

(4)  Date Filed: _______________________________________________________________

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                          BRANDS SHOPPING NETWORK, INC.
                       5815 N. BLACK CANYON HIGHWAY, #100
                             PHOENIX, ARIZONA 85015

                              INFORMATION STATEMENT

         This Information Statement is being circulated to the shareholders of Brands Shopping Network, Inc., a Nevada corporation (the `Company") in connection with the taking of corporate action without a meeting upon the written consent of the holders of a majority of the outstanding shares of the Company's common stock, $0.001 par value (the "Common Stock").

         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

         As more completely described below, the matter upon which action was taken is the approval of a one-for-four (1 for 4) reverse stock split of the Common Stock. The date such action was approved by written consent of the shareholders was March 8, 2002.


         This Information statement is being first sent or given to shareholders on or about March 21, 2002.




                                              By Order of the Board of Directors


                                              /s/ Wendy Borow-Johnson
                                              Wendy Borow-Johnson
                                              President


Phoenix, Arizona
March 8, 2002



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                          BRANDS SHOPPING NETWORK, INC.
                       5815 N. BLACK CANYON HIGHWAY, #100
                             PHOENIX, ARIZONA 85015

                                   ----------
                              INFORMATION STATEMENT
                                   ----------

                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY.

         The Board of Directors of BRANDS SHOPPING NETWORK, INC., a Nevada corporation (the "Company") is furnishing this Information Statement to shareholders in connection with a Majority Action of Shareholders of the Company taken on March 8, 2002, related to approving a one-for-four reverse stock split of the Company's common stock, $0.001 par value (the "Common Stock").

         This Information Statement is first being mailed to shareholders on or about March 21, 2002.

                              QUESTIONS AND ANSWERS

Q:       What am I being asked to approve?

A: You are not being asked to approve anything. This Information Statement is being provided to you solely for your information. Shareholders holding a majority of the outstanding voting common stock of the Company have already agreed to approve a one-for-four reverse stock split of the Company's outstanding Common Stock.

Q:       Who can I call with questions?

A:       Please call Mark Doumani at (602) 589-8150.

                               GENERAL INFORMATION

OUTSTANDING SHARES AND VOTING RIGHTS

         On March 8, 2002, the Board of Directors authorized and approved, subject to shareholder approval, a corporate action, which the Board of Directors deemed to be in the best interests of the Company and its shareholders. The Board of Directors further authorized the preparation and circulation of this Information Statement and a shareholders' consent to the holders of a majority of the outstanding shares of Common Stock.

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

         There are currently 23,515,606 shares of Common Stock outstanding, and each share of Common Stock is entitled to one vote. The consent of shareholders holding at least fifty percent (50%) of the outstanding shares of Common Stock is necessary to approve the matter being considered. Except for the Common Stock, there is no other class of voting securities outstanding at this date. The record date for determining shareholders entitled to vote or give consent is March 8, 2002 (the "Record Date"). As of the Record Date, shareholders holding 14,677,433 shares (62.4%) have provided their consent to the proposed action.

         The matter upon which action is proposed to be taken is the effectuation by the Board of Directors of a reverse stock split of one-for-four of the Company's outstanding Common Stock (the "Reverse Stock Split").

         Upon the effective date of the Reverse Stock Split, each certificate representing shares of Common Stock outstanding immediately prior to the Reverse Stock Split (the "Old Common Stock") will be deemed automatically without any action on the part of the shareholders to represent one-fourth the number of shares of Common Stock after the Reverse Stock Split (the "New Common Stock"); provided, however, that no fractional shares of New Common Stock will be issued as a result of the Reverse Stock Split. All fractional shares will be rounded to the next highest whole number. After the Reverse Stock Split becomes effective, shareholders will be asked to surrender certificates representing shares of Old Common Stock in accordance with the procedures set forth in a letter of transmittal to be sent by the Company. Upon such surrender, a certificate representing shares of New Common Stock will be issued and forwarded to the shareholders.

         The Reverse Stock Split alone will reduce the number of outstanding shares of Common Stock to approximately 5,878,902 shares. The number of shares of capital stock authorized by the Articles of Incorporation will not change as a result of the Reverse Stock Split. The Common Stock issued pursuant to the Reverse Stock Split will be fully paid and non-assessable. The Reverse Stock Split will not alter the voting and other rights that presently characterize the Common Stock. The Common Stock is currently quoted on the OTC Bulletin Board under the trading symbol "BSNW."

                        EXPENSES OF INFORMATION STATEMENT

         The expenses of mailing this Information Statement will be borne by the Company, including expenses in connection with the preparation and mailing of this Information Statement and all documents that now accompany or may hereafter supplement it. It is contemplated that brokerage houses, custodians, nominees, and fiduciaries will be requested to forward the Information Statement to the beneficial owners of the Common Stock held of record by such persons and that the Company will reimburse them for their reasonable expenses incurred in connection therewith.


                                       3
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                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the ownership of the Company's Common Stock as of the date of this Information Statement, by (i) each person known to the Company to own beneficially more than 5% of the outstanding shares of the Common Stock, (ii) each director, including the nominees for director, and each executive officer of the Company, and (iii) all executive officers and directors as a group. Unless otherwise indicated, each person listed has sole voting and investment power over the shares beneficially owned by him or her. Unless otherwise stated, the address for each of these shareholders is 5815 N. Black Canyon Highway, #100, Phoenix, Arizona 85015.

Name and Address                         Amount and Nature of      Percent of
of Beneficial Owner (1)                Beneficial Ownership (2)      Class
-----------------------                ------------------------      -----

Wendy Borow-Johnson                            400,001                1.7%
Mark Noffke                                    106,256                  *
Patrick DeMicco                              1,037,913                4.4%
Mark Doumani                                   612,887                2.6%
Ian Valentine                                   85,006                  *
Century Partners Ltd.                        7,649,661               32.5%
All executive officers and
    directors as a group (5 persons)         2,242,063                9.5%
---------------

(1) The address for Century Partners, Ltd. is 8215 South Eastern, Suite 208, Las Vegas, Nevada 89123.
(2) Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Any shares of Common Stock that each named person and group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights, are deemed outstanding for purposes of computing shares beneficially owned by and the percentage ownership of each such person and group. However, such shares are not deemed outstanding for purposes of computing the shares beneficially owned by or percentage ownership of any other person or group. Percentage ownership for each named beneficial owner, and the beneficial ownership of the directors and executive officers as a group, is based on 23,215,589 issued and outstanding shares of Common Stock.



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                               REVERSE STOCK SPLIT

         On March 8, 2002, the Board of Directors and holders of a majority of the outstanding Common Stock of the Company authorized and approved by written consent a Reverse Stock Split of one-for-four of the Company's outstanding Common Stock. The intent of the Reverse Stock Split is to increase the marketability and liquidity of the Common Stock. However, shareholders are cautioned that there can be no assurance that this will be true.

         As of the date of this Information Statement, it is anticipated that the Reverse Stock Split will become effective on or about April 10, 2002 (the "Effective Date"). The procedures for consummation of the Reverse Stock Split are attached hereto as Exhibit A.

PURPOSES AND EFFECTS OF THE REVERSE STOCK SPLIT

         The Common Stock is listed for trading on the OTC Bulletin Board under the symbol BSNW. On the Record Date, the reported closing price of the Common Stock on the OTC Bulletin Board was $1.65 per share. The Company intends to use its best efforts in the future to cause its shares of Common Stock to be approved for listing on the Nasdaq SmallCap Market ("Nasdaq SmallCap"). The Company currently does not qualify for listing on Nasdaq SmallCap because its per share price of $1.65 (as of the close of trading on March 8, 2002) is below the level required for listing on Nasdaq SmallCap. Further, the Company's net tangible assets and shareholders' equity are below the minimum requirements for inclusion on Nasdaq SmallCap. Management believes that, based on future generation of revenues and offerings of Common Stock, the Company may eventually meet the net tangible assets requirement and shareholders' equity requirement imposed by the Nasdaq SmallCap. Management intends to effect a Reverse Stock Split at a level of one-to-four which it believes is sufficient to enable the Company in the future to meet such requirements for listing on Nasdaq SmallCap. Although there can be no assurance, the Board of Directors believes that a Reverse Stock Split will help the Company to attain both of its goals of achieving a per share price in excess of $4.00 and increasing the marketability and liquidity of the Company's Common Stock.

         Additionally, the Board believes that the current per-share price of the Common Stock has limited the effective marketability of the Common Stock because of the reluctance of many brokerage firms and institutional investors to recommend lower-priced stocks to their clients or to hold them in their own portfolios. Certain policies and practices of the securities industry may tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of those policies and practices involve time-consuming procedures that make handling of lower-priced stock economically unattractive. The brokerage commission on lower-priced stock may also represent a higher percentage of the sale price than the brokerage commission on a higher priced issue. Any reduction in brokerage commissions resulting from the Reverse Stock Split may be offset, however, in whole or in part, by increased brokerage commissions required to be paid by stockholders selling "odd lots" created by such Reverse Stock Split.

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

         On the Record Date the number of beneficial holders of the Common Stock was approximately 191. The Company does not anticipate that any Reverse Stock Split will result in a significant reduction in the number of such holders, and does not currently intend to effect any Reverse Stock Split that would result in a reduction in the number of holders large enough to jeopardize listing of the Common Stock on Nasdaq SmallCap or the Company's being subject to the periodic reporting requirements of the Securities and Exchange Commission.

         The Reverse Stock Split would have the following effects upon the number of shares of Common Stock outstanding (23,515,606 shares as of the Record
Date) assuming that no additional shares of Common Stock are issued by the Company after the Record Date and that the Reverse Stock Split is effected and without taking into account any increase in the number of outstanding shares resulting from the exercise of outstanding options. The Common Stock will continue to have a par value of $0.001 per share following the Reverse Stock Split, and the number of shares Common Stock outstanding will be reduced to approximately 5,878,902 shares.

         At the Effective Date, each share of Common Stock issued and outstanding immediately prior thereto (the "Old Shares") will be reclassified as and changed into the appropriate fraction of a share of the Common Stock (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Shortly after the Effective Date, the Company will send transmittal forms to the holders of the Old Common Stock to be used in forwarding their certificates formerly representing Old Common Stock for surrender and exchange for certificates representing New Common Stock. No certificates or scrip representing fractional share interests in the New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Company. In lieu of any such fractional share interest, each holder of Old Common Stock who would otherwise be entitled to receive a fractional share interest of New Common Stock will in lieu receive one full share upon surrender of certificates formerly representing Old Common Stock held by such holder.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

         The following is a summary of the material federal income tax consequences of the proposed Reverse Stock Split. This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, non-resident alien individuals, broker-dealers and tax-exempt entities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations and proposed regulations, court decisions and current administrative rulings and pronouncements of the Internal Revenue Service (the "IRS"), all of which are subject to change, possibly with retroactive effect, and assumes that the New Common Stock will be held as a "capital asset" (generally, property held for investment) as defined in the Code. Holders of Old Common Stock are advised to consult their own tax advisers regarding the federal income tax consequences of the Reverse Stock Split in light of their personal circumstances and the consequences under state, local and foreign tax laws.

         1. The Reverse Stock Split will qualify as a recapitalization described in Section 368(a)(1)(E) of the Code.

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         2.       No gain or loss will be recognized by the Company in
                  connection with the Reverse Stock Split.

         3. No gain or loss will be recognized by a shareholder who exchanges all of his or her Old Common Stock solely for New Common Stock.

         4. The aggregate basis of the New Common Stock to be received in the Reverse Stock Split (including any whole shares received in lieu of fractional shares) will be the same as the aggregate basis of the Old Common Stock surrendered in exchange therefore.

         5. The holding period of the New Common Stock to be received in the Reverse Stock Split (including any whole shares received in lieu of fractional shares) will include the holding period of the Old Common Stock surrendered in exchange therefore.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH HOLDER OF COMMON STOCK OF THE COMPANY IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISER WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED REVERSE STOCK SPLIT, INCLUDING THE APPLICATION AND EFFECT OF THE LAWS OF ANY STATE, MUNICIPAL, FOREIGN OR OTHER TAXING AUTHORITY.

                                    EXHIBIT A
                             THE REVERSE STOCK SPLIT

         RESOLVED, that the Board of Directors be, and it hereby is, authorized to effect a Reverse Stock Split in accordance with the following resolutions.

         FURTHER RESOLVED, that such Reverse Stock Split shall be effected as follows:

                  Simultaneously with the effective date of April 10, 2002 of the Reverse Stock Split (the "Effective Date"), each share of the Company's common stock, $0.001 par value, issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and changed, pursuant to a reverse stock split, into any fraction thereof, into one-fourth of a share of the Company's outstanding common stock, $0.001 par value (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Company's transfer agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof.

                  From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Company. Any fraction of a share of New Common Stock to which the holder would otherwise be entitled will be adjusted upward to the nearest whole share. If more than one Old Certificate shall be surrendered at one time for the account of the same shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company's transfer agent determines that a holder of Old Certificates has not tendered all his or her certificates for exchange, the transfer agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer. From and after the Effective Date the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.



                                      A-1